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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-34552 and 333-91737) pertaining to the 1996 Stock Option Plan, 1999 Director Option Plan, Employee Stock Purchase Plan, 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, Shares Acquired Under Written Compensation Agreements, and Options Granted Under Written Compensation Agreements of CacheFlow Inc. of our report dated May 16, 2000 (Except Note 12 which is as of July 10, 2000), with respect to the consolidated financial statements and schedule of CacheFlow Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2000.

                                          /s/ Ernst & Young LLP

Walnut Creek, California
May 16, 2000 except Note 12,
which is as of July 10, 2000